Exhibit 99.01

Glu Reports First Quarter 2013 Financial Results

  GAAP smartphone revenue of $17.3 million; non-GAAP smartphone revenue of $17.1 million
  Cash balance of $21.2 million and no debt as of March 31, 2013
  Two titles set new Glu ARPDAU record
  Expands real-money gaming portfolio to include Contract Killer slots and upcoming multi-game casino suites
  Appoints new President of Publishing

SAN FRANCISCO--(BUSINESS WIRE)--May 1, 2013--Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of freemium games for smartphone and tablet devices, today announced financial results for its first quarter ended March 31, 2013.

“We were pleased with the monetization milestones delivered during the quarter in a number of both new and existing titles,” stated Niccolo de Masi, Chief Executive Officer of Glu. “We anticipate further monetization and retention traction as we continue to evolve our studio and begin to launch true games-as-a-service."

De Masi continued, “We are delighted to appoint Chris Akhavan as President of Publishing to focus on growing advertising revenues, increase direct marketing efficiencies, and oversee our 3rd Party Publishing. We remain excited by the potential of Glu Publishing which signed three significant titles that we expect to launch by the end of Q3. Glu remains committed to increasing ARPDAU and positioning the company to lead in a Social Gaming 2.0 landscape. We will continue to utilize our brand to extend our reach, as evidenced by our growing relationship with Probability plc.”

First Quarter 2013 Financial Highlights:

  Revenue: Total GAAP revenue was $19.1 million in the first quarter of 2013 compared to $21.5 million in the first quarter of 2012. Total non-GAAP revenue was $19.0 million in the first quarter of 2013 compared to $21.6 million in the first quarter of 2012. Non-GAAP revenue excludes changes in deferred revenue.
  Gross Margin: GAAP gross margin was 84% in the first quarter of 2013 compared to 85% in the first quarter of 2012. Non-GAAP gross margin was 90% in the first quarter of 2013 compared to 88% in the first quarter of 2012. Non-GAAP gross margin excludes changes in deferred revenue and royalties and amortization of intangible assets.
  GAAP Operating Loss: GAAP operating loss was $(5.5) million in the first quarter of 2013 compared to a $(6.0) million loss in the first quarter of 2012.
  Non-GAAP Operating Loss: Non-GAAP operating loss was $(2.2) million in the first quarter of 2013 compared to a loss of $(23,000) during the first quarter of 2012. Non-GAAP operating loss excludes changes in deferred revenue and royalty expense, stock-based compensation expense, amortization of intangible assets, restructuring charges, change in fair value of the Blammo earnout, transitional costs and impairment of goodwill.
  Adjusted EBITDA: Adjusted EBITDA was a $(1.4) million loss for the first quarter of 2013 compared to a $539,000 profit during the first quarter of 2012. Adjusted EBITDA is defined as non-GAAP operating income/(loss) less depreciation.
  GAAP Net Loss and EPS: GAAP net loss was $(5.5) million for the first quarter of 2013 compared to a GAAP net loss of $(6.8) million for the first quarter of 2012. GAAP EPS was a loss of $(0.08) for the first quarter of 2013, based on 66.4 million weighted-average basic shares outstanding, compared to a loss of $(0.11) for the first quarter of 2012, based on 63.2 million weighted-average basic shares outstanding.
  Non-GAAP Net Loss and EPS: Non-GAAP net loss was $(2.3) million for the first quarter of 2013 compared to a loss of $(0.5) million for the first quarter of 2012. Non-GAAP EPS was a loss of $(0.03) for the first quarter of 2013 based on 66.4 million weighted-average basic shares outstanding, compared to a loss of $(0.01) for the first quarter of 2012 based on 63.2 million weighted-average basic shares outstanding.
  Cash Flows Used in Operations: Cash flows used in operations were $(3.7) million for the first quarter of 2013 compared to cash flows used in operations of $(4.1) million for the first quarter of 2012.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Selected First Quarter of 2013 Operating Highlights and Metrics:

  We launched seven new freemium titles – Dragon Storm, Stardom: Hollywood, Gun Bros 2, Small City, Samurai vs. Zombies Defense 2, Heroes of Destiny, and Frontline Commando: D-Day.
  Our total GAAP smartphone revenue for the first quarter of 2013 was $17.3 million and comprised 90% of total GAAP revenue.
  Our non-GAAP smartphone revenue for the first quarter of 2013 was $17.1 million and comprised 90% of total non-GAAP revenue.
  Our non-GAAP freemium revenue (micro-transactions, in-game advertising and offers) for the first quarter of 2013 was $15.2 million or 89% of non-GAAP smartphone revenue.

Recent Developments and Strategic Initiatives:

  We launched our first two real-money gambling offerings with Probability plc –mobile slot games available in the UK that features intellectual property from our popular Samurai vs. Zombies Defense and Contract Killer games. We have also begun development on Glu-IP-branded mobile casino suites which we expect to be available to customers in the UK by Q3 2013.
  We announced the availability of Samurai vs. Zombies Defense for Xbox Games for Windows 8, providing full support for Windows 8 leaderboards, achievements, live tiles, cloud storage, and the Xbox 360 controller.
  Lorne Abony joined the company’s Board of Directors as Chairman of the newly-created Strategy Committee.
  During the first quarter, the company expanded its publishing team to focus on driving increased monetization and new global partnerships by adding a President of Publishing and a Vice President of 3rd Party Publishing and naming a new Global CTO.

“We had a solid first quarter performance which was driven by the combination of our new title launches and continuing traction with our sequels,” stated Eric R. Ludwig, Glu’s Chief Financial Officer. “While our second quarter guidance reflects a light title launch schedule, we remain in position to benefit during the second half of the year from new title launches, increasing monetization trends and progress from Glu Publishing. We remain confident in our ability to end 2013 with approximately $14 million in cash and without the need to raise additional capital or incur debt.”

Business Outlook as of May 1, 2013:

The following forward-looking statements reflect expectations as of May 1, 2013. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s products; consumer demand for smartphones, tablets and next-generation platforms; our ability to improve the monetization of our titles and evolve our studio and begin to launch true games-as-a-service; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

Second Quarter Expectations – Quarter Ending June 30, 2013:

  Non-GAAP revenue is expected to be between $16.5 million and $17.5 million and non-GAAP smartphone revenue is expected to be between $15.2 million and $16.2 million.
  Non-GAAP gross margin is expected to be approximately 90.5%.
  Non-GAAP operating expenses are expected to be approximately $19.9 million.
  Adjusted EBITDA, defined as non-GAAP operating loss excluding depreciation of approximately $600,000, is expected to range from $(3.5) million to $(4.4) million.
  Income tax expense is expected to be $(0.2) million, which excludes a one-time, non-cash income tax benefit of $3.1 million resulting from the release of certain tax liabilities upon the expiration of the statute of limitations.
  Non-GAAP net loss is expected to be between $(4.2) million and $(5.1) million, or a net loss of $(0.06) to $(0.07) per weighted-average basic shares outstanding.
  Weighted-average common shares outstanding are expected to be approximately 69.0 million basic and 71.3 million diluted.

2013 Expectations – Full Year Ending December 31, 2013:

  Non-GAAP revenue is expected to be between $84.0 million and $88.5 million and non-GAAP smartphone revenue is expected to be between $80.0 million and $84.0 million.
  Non-GAAP gross margin is expected to be approximately 88.0%.
  Adjusted EBITDA is expected to range from $(4.7) million to $(6.2) million.
  Non-GAAP net loss is expected to be between $(8.4) million and $(9.9) million, or a net loss of $(0.12) to $(0.14) per weighted-average basic shares outstanding.
  Weighted-average common shares outstanding are expected to be approximately 68.6 million basic and 71.8 million diluted.
  We expect to have a cash balance on December 31, 2013 of approximately $14.0 million with no debt.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (877) 593-1988, or if outside the U.S., (678) 905-9423, with conference ID # 35641864 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available on the investor relations portion of the company's website at www.glu.com/investors. An audio replay will be available between 4:30 p.m. Pacific Time, May 1, 2013, and 8:59 p.m. Pacific Time, May 8, 2013, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 35641864.

Disclosure Using Social Media Channels

Glu currently announces material information to its investors using SEC filings, press releases, public conference calls and webcasts. Glu uses these channels as well as social media channels to announce information about the company, games, employees and other issues. Given the recent SEC guidance regarding the use of social media channels to announce material information to investors, Glu is notifying investors, the media, its players and others interested in the company that in the future, it might choose to communicate material information via social media channels or, it is possible that information it discloses through social media channels may be deemed to be material. Therefore, Glu encourages investors, the media, players and others interested in Glu to review the information posted on the company forum (http://ggnbb.glu.com/forum.php) and the company Facebook site (https://www.facebook.com/glu.mobile) and the company twitter account (https://twitter.com/glumobile). Investors, the media, players or other interested parties can subscribe to the company blog and twitter feed at the addresses listed above. Any updates to the list of social media channels Glu will use to announce material information will be posted on the Investor Relations page of the company's website at www.glu.com/investors.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial data presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenues, non-GAAP smartphone revenues, non-GAAP operating expenses, non-GAAP gross margins, non-GAAP operating income/(loss), non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred revenues and royalties;
  Amortization of intangible assets;
  Stock-based compensation expense;
  Restructuring charges;
  Change in fair value of Blammo earnout;
  Transitional costs;
  Impairment of goodwill;
  Release of tax liabilities; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

In addition, Glu has included in this release “Adjusted EBITDA” figures which are used to evaluate Glu’s operating performance and is defined as non-GAAP operating income/(loss) excluding depreciation.

Glu may consider whether significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our "Business Outlook as of May 1, 2013" ("Second Quarter Expectations – Quarter Ending June 30, 2013" and “2013 Expectations – Full Year Ending December 31, 2013”) and the statements that: we anticipate further monetization and retention traction as we continue to evolve our studio and begin to launch true games-as-a-service; we remain committed to increasing ARPDAU and positioning the company to lead in a Social Gaming 2.0 landscape; we expect to launch three significant titles signed by Glu Publishing by the end of Q3 2013; we will continue to utilize our brand to extend our reach, as evidenced by our growing relationship with Probability plc; we expect Glu-IP-branded mobile casino suites to be available to customers in the UK by Q3 2013; we remain in position to benefit during the second half of the year from new titles launches, increasing monetization trends and progress from Glu Publishing; and that we remain confident in our ability to end 2013 with approximately $14 million in cash and without the need to raise additional capital or incur debt. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook as of May 1, 2013"; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop freemium games for smartphones, tablets and next-generation platforms, the risk that we will not be able to maintain our good relationships with Apple and Google; the risk that our development expenses for games for smartphones, tablets and next-generation platforms are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to freemium gaming, is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission on March 15, 2013 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of freemium games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as CONTRACT KILLER, GUN BROS, DEER HUNTER, BLOOD & GLORY, and SAMURAI VS. ZOMBIES DEFENSE on a wide range of platforms including iOS, Android, Windows Phone, Google Chrome, and MAC OS. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with a major office outside Seattle, and international locations in Canada, China and Russia. Consumers can find high-quality entertainment wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at www.facebook.com/glumobile.

CONTRACT KILLER, GUN BROS, DEER HUNTER, BLOOD & GLORY, SAMURAI VS ZOMBIES DEFENSE, GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc.

In the financial tables below, Glu has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Glu Mobile Inc. Consolidated Balance Sheets (in thousands) (unaudited)

	March 31, 2013	December 31, 2012

ASSETS
Cash and cash equivalents	$21,246	$22,325
Accounts receivable, net	12,358	11,881
Prepaid royalties	100	-
Prepaid expenses and other current assets	2,386	2,487
Total current assets	36,090	36,693

Property and equipment, net	4,620	5,026
Other long-term assets	435	227
Intangible assets, net	9,328	10,889
Goodwill	19,448	19,440
Total assets	$69,921	$72,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$7,685	$7,269
Accrued liabilities	1,988	2,124
Accrued compensation	3,056	5,989
Accrued royalties	2,368	2,781
Accrued restructuring	401	4
Deferred revenues	8,693	9,031
Total current liabilities	24,191	27,198
Other long-term liabilities	5,827	6,190
Total liabilities	30,018	33,388

Common stock	7	6
Additional paid-in capital	277,784	271,016
Accumulated other comprehensive income/(loss)	(89)	167
Accumulated deficit	(237,799)	(232,302)
Stockholders' equity	39,903	38,887
Total liabilities and stockholders' equity	$69,921	$72,275

Glu Mobile Inc. Consolidated Statements of Operations (in thousands, except per share data) (unaudited)
	Three Months Ended
	March 31, 2013	March 31, 2012

Revenues	$19,131	$21,544

Cost of revenues:
Royalties and other cost of revenues	1,988	2,557
Amortization of intangible assets	1,074	753
Total cost of revenues	3,062	3,310
Gross profit	16,069	18,234

Operating expenses:
Research and development	11,630	15,033
Sales and marketing	5,008	4,375
General and administrative	3,919	4,366
Amortization of intangible assets	495	495
Restructuring charge	511	-
Total operating expenses	21,563	24,269

Loss from operations	(5,494)	(6,035)

Interest and other income/(expense), net:
Interest income	3	7
Other income/(expense), net	129	(373)
Interest and other income/(expense), net	132	(366)

Loss before income taxes	(5,362)	(6,401)
Income tax provision	(135)	(440)
Net loss	$(5,497)	$(6,841)

Net loss per share - basic and diluted	$(0.08)	$(0.11)

Weighted average common shares outstanding - basic and diluted	66,397	63,229

Stock-based compensation expense included in:
Research and development	$668	$3,260
Sales and marketing	67	115
General and administrative	510	461
Total stock-based compensation expense	$1,245	$3,836

Glu Mobile Inc. GAAP to Non-GAAP Reconciliation (in thousands, except per share data) (unaudited)
	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013

GAAP revenues
Featurephone	$4,165	$3,710	$2,924	$2,336	$1,856
Smartphone	17,379	19,911	18,423	18,645	17,275
Total GAAP revenues	21,544	23,621	21,347	20,981	19,131

Change in deferred revenues
Featurephone change in deferred revenue	(7)	17	(21)	17	29
Smartphone change in deferred revenue	57	534	(167)	(167)	(137)
Total change in deferred revenues	50	551	(188)	(150)	(108)

Non-GAAP Revenues
Featurephone	4,158	3,727	2,903	2,353	1,885
Smartphone	17,436	20,445	18,256	18,478	17,138
Total non-GAAP Revenues	21,594	24,172	21,159	20,831	19,023

GAAP gross profit	18,234	20,552	18,128	17,856	16,069
Change in deferred revenues	50	551	(188)	(150)	(108)
Amortization of intangible assets	753	932	1,025	1,073	1,074
Change in deferred royalty expense	60	67	(30)	(121)	81
Non-GAAP gross profit	19,097	22,102	18,935	18,658	17,116

GAAP operating expense	24,269	25,769	22,311	24,527	21,563
Stock-based compensation	(3,836)	(3,038)	2,878	(1,826)	(1,245)
Amortization of intangible assets	(495)	(495)	(495)	(495)	(495)
Transitional costs	(173)	(30)	(192)	(94)	-
Change in fair value of Blammo earnout	(645)	(386)	954	(90)	(29)
Impairment of goodwill	-	-	(3,613)	-	-
Restructuring charge	-	(320)	(213)	(838)	(511)
Non-GAAP operating expense	19,120	21,500	21,630	21,184	19,283

GAAP operating loss	(6,035)	(5,217)	(4,183)	(6,671)	(5,494)
Change in deferred revenues	50	551	(188)	(150)	(108)
Non-GAAP cost of revenues adjustment	813	999	995	952	1,155
Stock-based compensation	3,836	3,038	(2,878)	1,826	1,245
Amortization of intangible assets	495	495	495	495	495
Transitional costs	173	30	192	94	-
Change in fair value of Blammo earnout	645	386	(954)	90	29
Impairment of goodwill	-	-	3,613	-	-
Restructuring charge	-	320	213	838	511
Non-GAAP operating income/(loss)	(23)	602	(2,695)	(2,526)	(2,167)

GAAP net loss	(6,841)	(2,988)	(3,563)	(7,067)	(5,497)
Change in deferred revenues	50	551	(188)	(150)	(108)
Non-GAAP cost of revenues adjustment	813	999	995	952	1,155
Non-GAAP operating expense adjustment	5,149	4,269	681	3,343	2,280
Foreign currency exchange loss/(gain)	373	(205)	460	(263)	(129)
Release of tax liabilities	-	(2,427)	-	-	-
Non-GAAP net income/(loss)	$(456)	$199	$(1,615)	$(3,185)	$(2,299)

Reconciliation of net loss and net loss per share:
GAAP net loss per share - basic and diluted	$(0.11)	$(0.05)	$(0.06)	$(0.11)	$(0.08)
Non-GAAP net income/(loss) per share - basic and diluted	$(0.01)	$0.00	$(0.03)	$(0.05)	$(0.03)
Shares used in computing Non-GAAP basic net income/(loss) per share	63,229	63,802	64,562	65,678	66,397
Shares used in computing Non-GAAP diluted net income/(loss) per share	63,229	69,490	64,562	65,678	66,397

Non-GAAP operating expense break-out:
GAAP research and development expense	$15,033	$15,697	$9,979	$13,566	$11,630
Transitional costs	(68)	(1)	(45)	(70)	-
Stock-based compensation	(3,260)	(2,396)	3,388	(1,223)	(668)
Non-GAAP research and development expense	11,705	13,300	13,322	12,273	10,962

GAAP sales and marketing expense	4,375	4,701	5,545	6,272	5,008
Transitional costs	-	-	(15)	(24)	-
Stock-based compensation	(115)	(155)	(73)	(43)	(67)
Non-GAAP sales and marketing expense	4,260	4,546	5,457	6,205	4,941

GAAP general & administrative expense	4,366	4,556	2,466	3,356	3,919
Transitional costs	(105)	(29)	(132)	-	-
Change in fair value of Blammo earnout	(645)	(386)	954	(90)	(29)
Stock-based compensation	(461)	(487)	(437)	(560)	(510)
Non-GAAP general and administrative expense	$3,155	$3,654	$2,851	$2,706	$3,380

Glu Mobile Inc. Non-GAAP Adjusted EBITDA (in thousands, except per share data) (unaudited)
	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013

GAAP net loss	$(6,841)	$(2,988)	$(3,563)	$(7,067)	$(5,497)
Change in deferred revenues	50	551	(188)	(150)	(108)
Change in deferred royalty expense	60	67	(30)	(121)	81
Amortization of intangible assets	1,248	1,427	1,520	1,568	1,569
Depreciation	562	556	554	696	731
Stock-based compensation	3,836	3,038	(2,878)	1,826	1,245
Change in fair value of Blammo earnout	645	386	(954)	90	29
Transitional costs	173	30	192	94	-
Impairment of goodwill	-	-	3,613	-	-
Restructuring charge	-	320	213	838	511
Foreign currency exchange loss/(gain)	373	(205)	460	(263)	(129)
Interest and other (income)/expense, net	(7)	(5)	(5)	(1)	(3)
Income tax provision/(benefit)	440	(2,019)	(1,075)	660	135
Total Non-GAAP Adjusted EBITDA	$539	$1,158	$(2,141)	$(1,830)	$(1,436)

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Revenue and Royalties. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we recognize the revenue and any associated royalty expense on a straight-line basis over the estimated life of the user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and royalties related to its premium and freemium games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenue and royalties from its operating results is important to facilitate comparisons to prior periods during which Glu did not delay the recognition of significant amounts of revenue related to its games and to understand Glu’s operations.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. Included in the stock compensation expense is the contingent consideration potentially issuable to the Blammo employees who were former shareholders of Blammo, which is recorded as research and development expense over the term of the earn-out periods, since these employees are primarily employed in product development. Glu re-measures the fair value of the contingent consideration each reporting period and only records a compensation expense for the portion of the earn-out target which is likely to be achieved. In addition, Glu is exposed to potential continued fluctuations in the fair market value of the contingent consideration in each reporting period, since re-measurement is impacted by changes in Glu’s share price and the assumptions used by Glu. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants. Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business.

Restructuring Charges. Glu undertook restructuring activities in the second, third and fourth quarters of 2012 and the first quarter of 2013 and recorded (1) a non-cash restructuring charge due to vacating a portion of its offices in Washington and vacating its Brazil office and (2) cash restructuring charges due to the termination of certain employees in its Brazil, China, Europe and U.S. offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Change in Fair Value of Blammo Earnout. As part of the acquisition of Blammo, Glu committed to issue additional consideration in the form of Glu’s common stock to the former, non-employee Blammo shareholders if certain revenue targets are achieved. Glu recorded the estimated contingent consideration liability at acquisition and will adjust the fair value of the liability each reporting period. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any expenses recognized post-acquisition related to the change in fair value of the contingent consideration. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration, including the contingent consideration, paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that the fair value adjustments affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Transitional Costs. GAAP requires expenses to be recognized for various types of events associated with a business acquisition such as legal, accounting and other deal related expenses. Additionally, Glu has incurred various costs related to the transition and integration of Blammo, GameSpy and Griptonite into Glu’s operations. Glu recorded these non-recurring acquisition and transitional costs as operating expenses when they were incurred. Glu believes that these acquisition and transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Impairment of Goodwill. In accordance with ASC 350 “Goodwill and Other Intangible Assets” Glu performs its annual goodwill impairment test as of September 30. Glu recorded a goodwill impairment charge in the third quarter of 2012 as the fair value of one of its three reporting units was determined to be below its carrying value. As this impairment is non-recurring, Glu believes it does not reflect the Company’s ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes this impairment, enabling them to compare the Company’s core operating results in different periods without this variability.

Release of tax liabilities. In the second quarter of 2012, Glu recorded a one-time, non-cash income tax benefit related to the release of certain foreign income tax liabilities upon the expiration of the statute of limitations. Glu believes that this one-time tax benefit does not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes this benefit.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2012 and 2013 were as follows (in thousands):

March 31, 2012	$(373)
June 30, 2012	205
September 30, 2012	(460)
December 31, 2012	263
FY 2012	$(365)

March 31, 2013	$129
FY 2013	$129

CONTACT:
Media & Investor Relations:
ICR, Inc.
Seth Potter, 646-277-1230
ir@glu.com